CERTIFICATE OF AMENDMENT
of the
CERTIFICATE OF INCORPORATION
of
THE DAIS CORPORATION

Under Section 805 of the Business Corporation Law

We, the undersigned, President and Secretary of The DAIS Corporation, hereby certify:

1.	The name of the corporation is The DAIS Corporation.
2.	The certificate of incorporation for The DAIS Corporation was filed by the Department of State on April 8, 1993.

3.	The certificate of incorporation is hereby amended as authorized by Section 801 of the Business Corporation Law to effect the following amendments:

a)
To increase the number of shares from 200 without par value, all of one class, to 5,000,000 with par value of $.01. Paragraph FOURTH of the certificate of incorporation, which refers to the authorized shares, is amended to read as follows:

"FOURTH: The total number of shares that may be issued by the corporation is 5,000,000 shares, with a par value of $.01."

b)
At present, the number of shares issued is 153. The 153 issued shares without par value shall. be changed into 765,000 shares at the rate of 5,000 shares for each share currently issued with a par value of $.01; and the 47 authorized but unissued shares without par value shall he changed into 4,235,000 authorized but unissued shares at the rate of 9,106.38 shares with a par value of $.01.

c)
The certificate of incorporation is hereby amended to eliminate and release the pre-emptive rights of the shareholders of the Corporation, by addition thereto of a new Article SEVENTH reading as follows:

"SEVENTH: No shareholder of the corporation shall have any pre-emptive rights, and, therefore, no shareholder shall be entitled as of right to subscribe for, purchase or receive any new or additional shares, whether now or hereafter authorized; but all new or additional shares may be issued or disposed of by the Board of Directors to such persons and on such terms as it, in its absolute discretion, may deem advisable."

4.
The amendments to the certificate of incorporation were authorized by unanimous written consent of the board of directors, followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a duly convened meeting of shareholders at which a quorum was present.

IN WITNESS WHEREOF, we have executed this certificate and affirm the truth of the statements therein set forth under penalty of perjury this 10 day of February, 1997.

/s/ Timothy N. Tangredi
Timothy N. Tangredi
President

/s/ Patricia Tangredi
Patricia Tangredi
Secretary